Exhibit 99.1
Encore Acquisition Company Announces Second Quarter 2008 Results; Record
Revenues and Operating Cash Flows
FORT WORTH, Texas—(BUSINESS WIRE)—August 5, 2008
Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) today reported unaudited second quarter 2008 results.
The following table highlights certain reported amounts for the second quarter of 2008 as compared to the second quarter of 2007 ($ and shares outstanding in millions, except average price amounts):

	Qtr Ended June 30,
	2008	2007
Oil and natural gas revenues	$354.8	$180.7
Average realized combined price ($/BOE)	$102.03	$47.99
Development and exploration costs incurred	$142.3	$94.0
Unproved acreage costs incurred	$18.6	$20.5
Acquisition related costs incurred	$5.7	$365.9
Adjusted EBITDAX	$263.2	$120.5
Net income (loss)	$(35.7)	$15.2
Net income excluding certain charges	$88.6	$16.2
Weighted average diluted shares outstanding	52.3	54.0
Adjusted EBITDAX increased 118 percent to $263.2 million for the second quarter of 2008 as compared to $120.5 million for the second quarter of 2007. Adjusted EBITDAX is defined as adjusted earnings before interest, income taxes, depletion, depreciation, and amortization, non-cash equity-based compensation expense, non-cash derivative fair value loss, and exploration expense. Adjusted EBITDAX is reconciled to its most directly comparable GAAP measures in the attached financial schedules.
Encore reported a net loss for the second quarter of 2008 of $35.7 million ($0.68 per diluted share) as compared to net income of $15.2 million ($0.28 per diluted share) for the second quarter of 2007. Net loss for the second quarter of 2008 included a net derivatives loss of $257.8 million comprising settlement payments of $19.6 million, premium amortization of $17.3 million, a mark-to-market loss of $219.5 million, and amortization of deferred hedge loss in revenue of $1.4 million. Net income for the second quarter of 2007 included a net derivatives loss of $20.2 million comprising settlement payments of $8.7 million, premium amortization of $11.3 million, a mark-to-market gain of $13.3 million, and amortization of deferred hedge loss in revenue of $13.4 million.

Encore Acquisition Company
Second Quarter 2008 Results
Encore reported net income excluding certain charges for the second quarter of 2008 of $88.6 million ($1.65 per diluted share), a 449 percent increase over net income excluding certain charges for the second quarter of 2007 of $16.2 million ($0.30 per diluted share). Net income excluding certain charges for the second quarter of 2008 excludes derivative gains and losses not related to the current period and non-cash compensation expense related to Encore Energy Partners LP (“ENP”). Net income excluding certain charges for the second quarter of 2007 excludes derivative gains and losses not related to the period and a loss on the disposition of oil and gas properties. Net income excluding certain charges is reconciled to its most directly comparable GAAP measure of net income (loss) in the attached financial schedules.
Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “The quality of Encore is shining through with record revenues and EBITDAX from our properties. The significance of being an oil weighted company is more pronounced today than ever before. Our EBITDAX was $75.68 / BOE for the second quarter of 2008 reflecting another quarter when our properties generated more “cash margin” per Mcfe than our gas weighted peers generated in “revenue” per Mcfe. A $75.68 per BOE margin equates to a margin of $12.61 / Mcfe on a conventional industry standard 6 to 1 basis at a time when the NYMEX gas price was only $10.94 / Mcf for the second quarter. Since 2006, we have been focused on controlling costs and taking advantage of the oil to natural gas disparity in the market place; you are now observing the benefits of that strategy.”
Mr. Brumley went on to state, “We are pleased to see improving results from our two largest areas of capital deployment: the Bakken/Sanish in the Williston Basin and the West Texas JV in the Permian Basin. These areas were already working well, but now they are even better. We previously announced the Charlson 11-16H Sanish well, which IP’d at 1,100 BOE/D and averaged 843 BOE/D over the first seven days. We are continuing to drill in the Charlson Field and plan on completing our next well there in early September. In our West Texas JV with ExxonMobil, we are proud to announce the Pyote Gas Unit 3-3H in which we have a 30 percent working interest and a 22.5 percent net revenue interest. This well is testing from the Montoya formation at a current rate of 12.7 MMcfe/D. We have drilled a lot of wells in the past ten years, and this well has the largest IP of any that we have ever drilled at Encore. This Pyote well was a commitment well in the West Texas JV and confirms over 20 Montoya locations in Block 16. We believe we can exploit Waha and Coyanosa in a similar fashion, both of which are West Texas Montoya fields in the Delaware Basin. An area that should not be overlooked is the Brown Bassett field in the West Texas JV. We have uncovered Devonian horizontal production in this field. We have tested the Bassett Goode 7H and the Banner Estate 49H at 4.5 MMcfe/D and 3.4 MMcfe/D. The potential here is vast because these are the first Devonian producers in this huge old field. The Midland Basin continues to deliver. We increased our production volumes from the Midland Basin to 5.8 MMcfe/D in the quarter despite a pipeline curtailment that negatively affected our Midland Basin production by 1.2 MMcfe/D.”
The Company’s NYMEX oil differential continued to tighten in the second quarter of 2008 to $7.08 per Bbl from $8.99 per Bbl in the second quarter of 2007. The average NYMEX oil price rose 91 percent to $124.30 per barrel (“Bbl”) in the second quarter of 2008 versus $65.06 per Bbl in the second quarter of 2007. As a percentage of NYMEX, the tightening of the Company’s NYMEX oil differential is even more apparent, as it decreased from 14 percent in the second quarter of 2007 to six percent in the second quarter of 2008. The combined effect of rising commodity prices and narrower differentials was a 109 percent increase in the Company’s average wellhead oil price, which represents the net price the Company receives for its oil production, which rose to $117.22 per Bbl for the second quarter of 2008 from $56.07 per Bbl in the second quarter of 2007.

Encore Acquisition Company
Second Quarter 2008 Results
Encore reported another quarter of record oil and natural gas revenues as the Company continued to reap the rewards of the high commodity price environment throughout the quarter. Oil and natural gas revenues increased 96 percent in the second quarter of 2008 to $354.8 million over the $180.7 million reported in the second quarter of 2007.
Production volumes were 38,214 BOE/D in the second quarter of 2008, which exceeded the mid-point of the Company’s previously announced production guidance. This compares favorably to second quarter of 2007 production of 36,842 BOE/D (adjusted for 2007 Mid-Continent divestiture). The Company was pleased it exceeded the mid-point of guidance because of several uncontrollable events that reduced its production volumes by approximately 607 BOE/D for the quarter. Adjusting for these uncontrollable events, production for the second quarter would have been 38,821 BOE/D. In May, a large snow storm in Montana disrupted the power infrastructure that supplies electricity to the Company’s wells in the Cedar Creek Anticline. Sustained high winds delayed the Company’s ability to restore production until the severe weather had subsided. All power has since been restored and production is back online; however, quarterly average production was negatively affected by approximately 171 BOE/D. In West Texas, the operator of a third party natural gas liquids pipeline used by the Company to move liquids from a West Texas natural gas processing plant to the Gulf Coast has curtailed shipments by 25 percent due to pipeline problems, which negatively affected the Company’s quarterly average production by approximately 200 BOE/D during the second quarter. The Company expects the pipeline to come out of curtailment in August. In addition, an unscheduled third-party natural gas processing plant shutdown in New Mexico reduced the Company’s quarterly average production by approximately 236 BOE/D. The plant is back online, and the Company does not expect another shutdown by the plant operator.
Lease operations expenses (“LOE”) were $40.7 million for the second quarter of 2008 ($11.70 per BOE) versus $37.6 million for the second quarter of 2007 ($9.97 per BOE). Encore’s reported LOE per BOE in the second quarter of 2008 remained in line with previously released guidance. This was despite the Company incurring $1.0 million ($0.28 per BOE) of additional LOE in the form of retention bonuses to be paid to field workers and technical staff, as a result of the Company’s strategic alternatives initiative.
General and administrative (“G&A”) expenses for the second quarter of 2008 were $11.6 million ($3.32 per BOE) versus $6.2 million ($1.64 per BOE) in the second quarter of 2007. The Company’s reported G&A expenses were slightly higher than previously released guidance as the Company incurred $1.5 million ($0.43 per BOE) of costs related to its strategic alternatives initiative.
Net marketing revenue and expense was a loss of $1.2 million for the second quarter of 2008 versus a gain of $0.4 million in the second quarter of 2007. This resulted as the Company discontinued purchasing oil from third party companies and selling it to other third parties as market conditions changed and historical pipeline space was realized. Marketing expenses in the second quarter of 2008 include pipeline tariffs, storage, truck facility fees, and tank bottom costs used to support the sale of equity crude, the revenues of which are included in oil revenues on the Company’s income statement instead of marketing revenues.
Encore drilled 64 gross wells (23.5 net) during the second quarter of 2008 (excluding one stratigraphic well), 60 of which (21.0 net) were successful. The following table summarizes costs incurred related to oil and natural gas properties for the periods indicated:

Encore Acquisition Company
Second Quarter 2008 Results

	Qtr Ended June 30,
	2008	2007
	(in thousands)
Acquisitions:
Proved properties	$5,687	$365,909
Unproved properties	18,642	20,528
Asset retirement obligations	68	812

Total acquisitions	24,397	387,249

Development:
Drilling and exploitation	76,876	75,019
Asset retirement obligations	118	(579)

Total development	76,994	74,440

Exploration:
Drilling	64,619	18,754
Geological and seismic	455	94
Delay rentals	357	157

Total exploration	65,431	19,005

Total costs incurred	$166,822	$480,694

Strategic Alternatives Initiative Update
On May 21, 2008, Encore announced that its Board of Directors authorized the Company’s management team to explore a broad range of strategic alternatives to further enhance shareholder value, including, but not limited to, a sale or merger of the Company.
Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “We have been studying strategic alternatives at Encore that would bring the most value to our shareholders. The Board and Management have decided that a sale or merger of the Company is not currently in the best interest of our shareholders. The energy and credit markets became very indecisive during the second quarter. Due to timely acquisitions, a put based hedging strategy, and our financial flexibility, Encore Acquisition Company has always excelled in times of market indecisiveness.”
Mr. Brumley went on to say, “The plan going forward is simple, achievable, and will add value for our shareholders. The plan is to divest of non-core properties, drop down properties into Encore Energy Partners, and purchase puts struck at $110 per barrel for calendar year 2009. We expect the divestment of the non-core properties and the drop down will pay off most or all of our bank debt, and the puts will ensure that we have good cash flow in 2009. The main advantages of this strategy will be to situate Encore for a larger drilling program in 2009 and to increase our acquisition capabilities for long-life properties in our core areas. We will be focusing on increasing our drilling program in our 240,000 acre Bakken /Sanish play from two rigs currently to six rigs by the middle of 2009, exploiting the high rate of return development wells in our West Texas JV, and drilling our growing Haynesville, Lower Cotton Valley, and Bossier potential in North Louisiana and East Texas. To increase our focus on our tertiary opportunities, Encore previously moved Tom Olle into the position of Vice President of Strategic Solutions to focus on procuring CO2 opportunities for our 200 million barrels of reserve potential. These opportunities will sustain growth over the next ten to fifteen years.”
Mr. Brumley finished by stating, “Encore Acquisition Company’s Board believes that this was a worthy task to explore all of our strategic alternatives, and we believe we have chosen the alternative that will add the most value to our shareholders. This would not be possible without our great employees who have displayed the utmost patience and loyalty to Encore. After implementing our plan, Encore will

Encore Acquisition Company
Second Quarter 2008 Results
have more growth and a tighter focus that will lead to better and better operating results. We appreciate our shareholders, our Board, and our employees. We are poised to grow in 2009 and many years to come.”
Operations Update
Bakken/Sanish
Previously, Encore released an update on their first well drilled in the Sanish Formation in the Bakken Shale play, the Charlson 11-16H, in which the Company owns a 96 percent working interest. The well was brought online on July 23 at an initial production rate of 1,106 BOE/D flowing up 7” casing. The Company is pleased to report the well is still flowing strong, having averaged 843 BOE/D during its first seven days of production. The Company is currently drilling a second Sanish well in the Charlson Field, which it plans to complete in the third quarter of 2008.
Due to the success of the program, Encore is adding a third rig in September 2008 to drill Sanish and Middle Bakken wells. In the third quarter of 2008, Encore plans to begin drilling its Almond Prospect in Mountrail and Ward Counties of North Dakota where the Company owns approximately 53,000 net acres. This area is prospective for both the Sanish and the Middle Bakken.
West Texas
In the West Texas joint venture with ExxonMobil, the Company recently completed the most prolific horizontal well to date. The Pyote Gas Unit 3-3H is currently testing at 12.7 MMcfe/D out of the Montoya formation and will be tied into the sales line this week. The well is located in the Block 16 Field of the Delaware Basin.
In the second quarter of 2008, the Company turned over four deep wells to production within the West Texas joint venture with each of these wells meeting or exceeding the Company’s expectations. One of significance was an upper Devonian horizontal re-entry well drilled to a lateral distance of approximately 4,000 feet in the Pegasus Field of the Midland Basin. The well had an initial production rate of 3.6 MMcfe/D. The Company currently has three rigs running in the Midland Basin.
Plans are currently being made by the Company to begin development of the exciting new Devonian play in the prolific Brown Bassett Field. The first two horizontal wells to establish production from the untested Devonian Formation were brought online in June and July 2008. The wells tested at rates of 4.5 MMcf/D and 3.4 MMcf/D, respectively, well above the expectation of 2.5 MMcf/D per well. These two Devonian wells are holding strong and still producing approximately 6.0 MMcf/D.
The Company is currently operating five rigs in the joint venture and will have six rigs operating in the post-commitment phase by the end of the third quarter of 2008.
Tuscaloosa Marine Shale
The Company recently reached TD in its third horizontal well in the Tuscaloosa Marine Shale. The well, located in St Helena Parish, LA, was drilled to a lateral distance of 4,200 feet. This represents the longest lateral to date in the exciting new play.
Haynesville
On June 13, 2008, Encore elected to exercise its preferential right to purchase the interest of its partners in its Greenwood Waskom/Stateline prospect for total consideration of $54 million subject to customary closing adjustments. The Company closed the acquisition July 15, 2008 and will immediately take over

Encore Acquisition Company
Second Quarter 2008 Results
operations on five units currently producing from the Cotton Valley formation. Encore will also acquire the Haynesville rights in each of these units. Encore’s average working interest and net revenue interest will be approximately 92 percent and 72 percent, respectively. This acquisition will add approximately 3,200 net acres to Encore’s existing 12,800 net acres in the heart of the Haynesville play, giving Encore a total of 16,000 net acres. Encore also owns approximately 6,600 net acres in the rapidly expanding extensional area of the play for a total of 22,600 net acres in the Haynesville play. Encore is currently permitting locations and expects to add a rig to begin developing its acreage in the Haynesville play in late 2008.
Bell Creek
Encore is continuing to expand its highly successful Bell Creek reactivation program in 2008. Encore plans to spend $7.5 million to return thirteen wells to production and convert nine wells to injection during the third and fourth quarters of 2008.
Liquidity Update
As previously disclosed, at June 30, 2008, the Company’s long-term debt was $1.1 billion, including $150 million of 6.25% senior subordinated notes due April 15, 2014, $300 million of 6.0% senior subordinated notes due July 15, 2015, $150 million of 7.25% senior subordinated notes due December 1, 2017, and $547 million of outstanding borrowings under revolving credit facilities.
The amount outstanding on revolving credit facilities decreased $33 million during the second quarter of 2008. This reflects the strong operating results and commodity price environment that the Company experienced during the quarter. Also during the quarter, the Company’s borrowing base was increased to $1.1 billion.
On June 30, 2008, Encore owned 21.4 million units of ENP, including 0.5 million general partner units, and will receive approximately $14.7 million on or about August 14, 2008 as a result of ENP’s second quarter 2008 cash distribution on those units.
Third Quarter 2008 Outlook
The Company expects the following in the third quarter of 2008:

Average daily wellhead production volumes	40,500 to 41,500 BOE/D
Average daily net profits production volumes	2,100 to 2,500 BOE/D
Average daily reported production volumes	38,000 to 39,400 BOE/D
Development and exploration capital	$150 to $170 million
Unproved capital	$15 to $20 million
Lease operations expense	$13.25 to $13.75 per BOE
G&A expenses	$3.85 to $4.35 per BOE
Depletion, depreciation, and amortization	$15.00 to $16.00 per BOE
Production, ad valorem, and severance taxes	10.5% of wellhead revenues
Oil differential	-10% of NYMEX oil price
Natural gas differential	1% of NYMEX natural gas price
Income tax expense	37% effective rate
Income tax expense deferred	90% deferred

Encore Acquisition Company
Second Quarter 2008 Results
The above third quarter 2008 guidance ranges for G&A and LOE include approximately $1.00 per BOE of G&A and $1.59 per BOE of LOE that the Company expects to record in the third quarter of 2008 related to its current strategic alternatives initiative. These amounts relate primarily to future payments expected to be made pursuant to a retention bonus program implemented for all current employees of the Company.
Conference Call Details
Title: Encore Acquisition Company and Encore Energy Partners LP Conference Call
Date and Time: Thursday, August 7, 2008 at 9:30 AM Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 58376724.
A replay of the conference call will be archived and available via Encore’s website at the above web address or by dialing 800-642-1687 and entering conference ID 58376724. The replay will be available through August 21, 2008. International callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the strategic alternatives process, the likelihood and benefits of acquisitions and dispositions, drilling plans and expectations, expected net profits interests, inventory growth, expected production volumes and decline rates, expected revenues, expected expenses, expected taxes (including the amount of any gain or deferral), expected capital expenditures (including, without limitation, as to amount and property), expected differentials, potential hedging programs, possible asset sales to Encore Energy Partners LP, future purchases under the stock repurchase program, and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable, and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and

Encore Acquisition Company
Second Quarter 2008 Results
the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air injection program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; industry trends; and other factors detailed in Encore’s 2007 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Acquisition Company, Fort Worth, TX

Bob Reeves, Chief Financial Officer	Diane Weaver, Investor Relations
817-339-0918	817-339-0803
rcreeves@encoreacq.com	dweaver@encoreacq.com

Encore Acquisition Company
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Oil	$286,924	$135,596	$507,458	$218,219
Natural gas	67,889	45,131	116,201	78,109
Marketing	2,521	8,916	6,577	23,857

Total revenues	357,334	189,643	630,236	320,185

Expenses:
Production:
Lease operations	40,697	37,552	81,047	68,072
Production, ad valorem, and severance taxes	35,043	19,232	62,495	31,747
Depletion, depreciation, and amortization	51,026	52,318	100,569	87,346
Exploration	11,593	3,415	17,081	14,936
General and administrative	11,559	6,188	21,246	13,548
Marketing	3,725	8,507	7,507	23,518
Derivative fair value loss	256,390	6,766	321,528	52,380
Other operating	3,226	4,751	5,732	7,316

Total operating expenses	413,259	138,729	617,205	298,863

Operating income (loss)	(55,925)	50,914	13,031	21,322

Other income (expense):
Interest	(16,785)	(27,820)	(36,545)	(44,107)
Other	686	601	1,537	1,032

Total other expense	(16,099)	(27,219)	(35,008)	(43,075)

Income (loss) before income taxes and minority interest	(72,024)	23,695	(21,977)	(21,753)
Income tax benefit (provision)	21,322	(8,524)	2,589	7,496
Minority interest in loss of consolidated partnership	14,982	—	14,888	—

Net income (loss)	$(35,720)	$15,171	$(4,500)	$(14,257)

Net income (loss) per common share:
Basic	$(0.68)	$0.29	$(0.09)	$(0.27)
Diluted	$(0.68)	$0.28	$(0.09)	$(0.27)

Weighted average common shares outstanding:
Basic	52,344	53,143	52,571	53,111
Diluted	52,344	54,020	52,571	53,111
Encore Acquisition Company
Condensed Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2008		June 30, 2008
	EAC w/o ENP	ENP	EAC w/o ENP	ENP
Revenues:
Oil	$239,783	$47,141	$423,122	$84,336
Natural gas	56,081	11,808	97,391	18,810
Marketing	1,618	903	2,815	3,762

Total revenues	297,482	59,852	523,328	106,908

Expenses:
Production:
Lease operations	33,775	6,922	68,067	12,980
Production, ad valorem, and severance taxes	29,261	5,782	51,915	10,580
Depletion, depreciation, and amortization	41,811	9,215	82,234	18,335
Exploration	11,555	38	17,014	67
General and administrative	8,626	2,933	15,391	5,855
Marketing	2,116	1,609	3,505	4,002
Derivative fair value loss	179,962	76,428	229,513	92,015
Other operating	2,895	331	5,050	682

Total operating expenses	310,001	103,258	472,689	144,516

Operating income (loss)	$(12,519)	$(43,406)	$50,639	$(37,608)

Encore Acquisition Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
	2008	2007
Net loss	$(4,500)	$(14,257)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash and other items	387,585	168,860
Changes in operating assets and liabilities	(30,770)	(73,278)

Net cash provided by operating activities	352,315	81,325

Net cash used in investing activities	(306,403)	(701,121)

Financing activities:
Net proceeds from long-term debt, net of issuance costs	19,839	627,519
Repurchase of common stock	(39,118)	—
Other	(26,743)	(3,548)

Net cash provided by (used in) financing activities	(46,022)	623,971

Increase (decrease) in cash and cash equivalents	(110)	4,175
Cash and cash equivalents, beginning of period	1,704	763

Cash and cash equivalents, end of period	$1,594	$4,938

Encore Acquisition Company
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
Total assets	$3,087,276	$2,784,561

Liabilities (excluding long-term debt)	$928,864	$593,636
Long-term debt	1,141,519	1,120,236
Minority interest in consolidated partnership	101,034	122,534
Stockholders’ equity	915,859	948,155

Total liabilities and stockholders’ equity	$3,087,276	$2,784,561

Working capital (a)	$(109,166)	$(16,220)

(a)	Working capital is defined as current assets minus current liabilities.

Encore Acquisition Company
Selected Operating Results
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Production volumes:
Oil (MBbls)	2,460	2,611	4,964	4,517
Natural gas (MMcf)	6,105	6,927	11,937	13,036
Combined (MBOE)	3,477	3,766	6,953	6,690

Daily production:
Oil (Bbls/D)	27,032	28,696	27,274	24,957
Natural gas (Mcf/D)	67,090	76,123	65,586	72,022
Combined (BOE/D)	38,214	41,384	38,205	36,961

Average realized prices:
Oil (per Bbl)	$116.64	$51.92	$102.23	$48.31
Natural gas (per Mcf)	11.12	6.52	9.73	6.00
Combined (per BOE)	102.03	47.99	89.69	44.29

Average costs per BOE:
Lease operations expense	$11.70	$9.97	$11.66	$10.18
Production, ad valorem, and severance taxes	10.08	5.11	8.99	4.75
Depletion, depreciation, and amortization	14.67	13.89	14.46	13.06
Exploration	3.33	0.91	2.46	2.23
General and administrative	3.32	1.64	3.06	2.03
Derivative fair value loss	73.73	1.80	46.24	7.83
Other operating	0.93	1.26	0.82	1.09
Marketing loss (gain)	0.35	(0.11)	0.13	(0.05)

	Three Months Ended		Six Months Ended
	June 30, 2008		June 30, 2008
	EAC w/o ENP	ENP	EAC w/o ENP	ENP
Production volumes:
Oil (MBbls)	2,037	423	4,115	849
Natural gas (MMcf)	5,038	1,067	9,981	1,956
Combined (MBOE)	2,876	601	5,778	1,175

Daily production:
Oil (Bbls/D)	22,387	4,645	22,611	4,663
Natural gas (Mcf/D)	55,361	11,729	54,841	10,745
Combined (BOE/D)	31,614	6,600	31,751	6,454

Average realized prices:
Oil (per Bbl)	$117.70	$111.53	$102.82	$99.37
Natural gas (per Mcf)	11.13	11.06	9.76	9.62
Combined (per BOE)	102.88	98.15	90.09	87.81

Average costs per BOE:
Lease operations expense	$11.74	$11.53	$11.78	$11.05
Production, ad valorem, and severance taxes	10.17	9.63	8.99	9.01
Depletion, depreciation, and amortization	14.54	15.34	14.23	15.61
Exploration	4.02	0.06	2.94	0.06
General and administrative	3.00	4.88	2.66	4.98
Derivative fair value loss	62.58	127.26	39.72	78.33
Other operating	1.01	0.55	0.87	0.58
Marketing loss	0.17	1.18	0.12	0.20

Encore Acquisition Company
Derivative Summary as of August 5, 2008
(unaudited)
Oil Derivative Contracts (b)

	Average	Weighted	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
Aug. — Dec. 2008
	14,880	$83.36	—	$—	2,440	$101.99	5,000	$91.56
	6,000	71.67	—	—	2,000	96.65	—	—
	5,500	62.27	—	—	—	—	—	—
	3,000	56.67	(4,000)	50.00	—	—	—	—
2009
	8,500	110.00	—	—	440	97.75	2,000	90.46
	8,880	80.00	—	—	—	—	3,000	89.22
	2,250	74.11	(5,000)	50.00	—	—	1,000	68.70
2010
	880	80.00	—	—	440	93.80	—	—
	2,000	75.00	—	—	1,000	77.23	—	—
2011
	1,880	80.00	—	—	1,440	95.41	—	—
	1,000	70.00	—	—	—	—	—	—
Natural Gas Derivative Contracts (b)

	Average	Weighted	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
Aug. — Dec. 2008
	6,300	$8.18	—	$—	6,300	$9.52	5,000	$8.14
	11,300	7.38	—	—	7,500	8.35	5,000	7.47
	20,000	6.35	—	—	—	—	—	—
2009
	3,800	8.20	—	—	3,800	9.83	—	—
	3,800	7.20	—	—	—	—	—	—
2010
	3,800	8.20	—	—	3,800	9.58	—	—
	3,800	7.20	—	—	—	—	—	—

(b)	Oil prices represent NYMEX WTI monthly average prices, while natural gas prices represent various price points in 2008, and IF Houston Ship Channel prices for 2009 and 2010. The differential between IF HSC and NYMEX Henry Hub is approximately $0.20 per Mcf.

Encore Acquisition Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)
     This press release includes a discussion of “Adjusted EBITDAX”, which is a non-GAAP financial measure. The following table provides reconciliations of “Adjusted EBITDAX” to net income (loss) and net cash provided by operating activities, Encore’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income (loss)	$(35,720)	$15,171	$(4,500)	$(14,257)
Depletion, depreciation, and amortization	51,026	52,318	100,569	87,346
Non-cash equity-based compensation	3,309	2,410	6,205	5,480
Exploration	11,593	3,415	17,081	14,936
Interest expense and other	16,099	27,219	35,008	43,075
Income taxes	(21,322)	8,524	(2,589)	(7,496)
Non-cash derivative fair value loss	238,194	11,428	300,370	65,038

Adjusted EBITDAX	263,179	120,485	452,144	194,122
Change in other operating assets and liabilities	4,064	(28,930)	(28,904)	(38,147)
Minority interest in loss of consolidated partnership	(14,982)	—	(14,888)	—
Other non-cash expenses	4,187	3,824	6,540	4,871
Interest expense and other	(16,099)	(27,219)	(35,008)	(43,075)
Current income taxes	(20,057)	(369)	(24,167)	(249)
Cash exploration expense	296	790	(1,536)	(1,066)
Purchased options	—	(2,315)	(1,866)	(35,131)

Net cash provided by operating activities	$220,588	$66,266	$352,315	$81,325

     “Adjusted EBITDAX” is used as a supplemental financial measure by Encore’s management and by external users of Encore’s financial statements, such as investors, commercial banks, research analysts, and others, to assess: (1) the financial performance of Encore’s assets without regard to financing methods, capital structure, or historical cost basis, (2) the ability of Encore’s assets to generate cash sufficient to pay interest costs and support its indebtedness, (3) Encore’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure, and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     “Adjusted EBITDAX” should not be considered an alternative to net income (loss), operating income (loss), net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. Encore’s definition of “Adjusted EBITDAX” may not be comparable to similarly titled measures of another entity because all entities may not calculate “Adjusted EBITDAX” in the same manner.
     This press release also includes a discussion of “net income excluding certain charges”, which is a non-GAAP financial measure. The following tables provide a reconciliation of net income excluding certain charges to net income (loss), Encore’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended June 30,
	2008		2007
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income (loss)	$(35,720)	$(0.68)	$15,171	$0.28
Add: OCI amortization and change in fair value in excess of premiums	197,051	3.69	(649)	(0.01)
Less: tax benefit on OCI amortization and change in fair value in excess of premiums	(73,441)	(1.37)	242	—
Add: non-cash unit-based compensation related to ENP’s management incentive units	1,058	0.02	—	—
Less: change in minority interest related to ENP’s management incentive units	(344)	(0.01)	—	—
Add: loss on divestiture of oil and natural gas properties	—	—	2,210	0.05
Less: tax benefit on divestiture of oil and natural gas properties	—	—	(823)	(0.02)

Net income excluding certain charges	$88,604	$1.65	$16,151	$0.30

	Six Months Ended June 30,
	2008		2007
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net loss	$(4,500)	$(0.09)	$(14,257)	$(0.27)
Add: OCI amortization and change in fair value in excess of premiums	239,101	4.46	45,122	0.85
Less: tax benefit on OCI amortization and change in fair value in excess of premiums	(89,111)	(1.66)	(16,818)	(0.31)
Add: non-cash unit-based compensation related to ENP’s management incentive units	2,116	0.04	—	—
Less: change in minority interest related to ENP’s management incentive units	(716)	(0.01)	—	—
Add: loss on divestiture of oil and natural gas properties	—	—	2,210	0.04
Less: tax benefit on divestiture of oil and natural gas properties	—	—	(823)	(0.02)

Net income excluding certain charges	$146,890	$2.74	$15,434	$0.29

     Encore believes that the exclusion of these charges enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
     “Net income excluding certain charges” should not be considered an alternative to net income (loss), operating income (loss), net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. Encore’s definition of “net income excluding certain charges” may not be comparable to similarly titled measures of another entity because all entities may not calculate “net income excluding certain charges” in the same manner.